Exhibit 99.1

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section “Management,” to be filed by CommScope Holding Company, Inc. on Form S-1 and the related Prospectus and any amendments or supplements thereto.

Dated: October 11, 2013

/s/ Timothy T. Yates
Timothy T. Yates